Exhibit 10.1





                AGREEMENT EFFECTIVE MARCH 1, 2006 BY AND BETWEEN



            THE JOSEPH A. BANK MFG. CO., INC. (HAMPSTEAD DISTRIBUTION

                 CENTERS & HAMPSTEAD NATIONAL TAILORING SERVICE)


                                       AND



                  UNITE HERE MID-ATLANTIC REGIONAL JOINT BOARD








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                                TABLE OR CONTENTS

ARTICLE I COVERAGE.............................................................1

ARTICLE II UNION RECOGNITION...................................................1

ARTICLE III UNION SECURITY.....................................................2

ARTICLE IV.....................................................................3

ARTICLE V REPORTING PAY........................................................5

ARTICLE VI HOURS OF WORK.......................................................6

ARTICLE VII EQUIPMENT BREAKDOWN TIME AND WAITING TIME..........................7

ARTICLE VIII VACATIONS.........................................................8

ARTICLE IX HOLIDAYS...........................................................10

ARTICLE X BEREAVEMENT PAY:....................................................12

ARTICLE XI EQUAL DIVISION OF WORK.............................................13

ARTICLE XII PAYMENT OF WAGES AND CHECKOFF.....................................13

ARTICLE XIII - INSURANCE......................................................14

ARTICLE XIV PENSION...........................................................14

ARTICLE XV HEALTH AND WELFARE FUND............................................15

ARTICLE XVI MILITARY SERVICE..................................................15

ARTICLE XVII DISCHARGES AND DISCIPLINE........................................15

ARTICLE XVIII GRIEVANCE AND ARBITRATION PROCEDURE.............................16

ARTICLE XIX CIVIL RIGHTS......................................................18

ARTICLE XX STRIKES, STOPPAGES AND LOCKOUTS....................................18

ARTICLE XXI LEAVE OF ABSENCE..................................................19

ARTICLE XXII MORE FAVORABLE PRACTICES.........................................20

ARTICLE XXIII JURY DUTY.......................................................21

ARTICLE XXIV TECHNOLOGICAL CHANGE.............................................21


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ARTICLE XXV SEPARABILITY......................................................23

ARTICLE XXVI VOLUNTARY CHECKOFF FOR POLITICAL CONTRIBUTIONS...................23

ARTICLE XXVII SAFETY AND HEALTH STUDY COMMITTEE...............................23

ARTICLE XXVIII FEDERAL FUNDS..................................................24

ARTICLE XXIX SUB PROGRAM......................................................24

ARTICLE XXX ORGANIZATIONAL HIRING.............................................24

ARTICLE XXXI PERSONAL DAYS OFF WITHOUT PAY....................................25

ARTICLE XXXII MANAGEMENT RIGHTS...............................................26

ARTICLE XXXIII SUCCESSORS AND ASSIGNS.........................................27

ARTICLE XXXIV TERM OF AGREEMENT...............................................28

EXHIBIT 1.....................................................................29

APPENDIX A....................................................................30













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         AGREEMENT effective March 1, 2006 by and between The Joseph A. Bank
Mfg. Co., Inc. (hereinafter referred to as the "Employer") and the UNITE HERE MID-ATLANTIC REGIONAL JOINT BOARD, an unincorporated association (hereinafter referred to as the "Union"), for and on behalf of itself and the employees now employed, or hereafter to be employed by the Employer at its Hampstead, Maryland, Distribution Centers and National Tailoring Service branch, located at 500 Hanover Pike and 626 Hanover Pike in Hampstead, Maryland.

         In consideration of the mutual covenants, promises and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                    COVERAGE:

         The term "Employees" as used in this Agreement shall include all employees of the Employer's Hampstead, Maryland Distribution Centers and Hampstead Maryland, National Tailoring Service branch in the classifications listed in Appendix A, and shall exclude executive, administrative, office clericals, supervisors and guards as defined in the National Labor Relations Act. The collective bargaining agreement is gender neutral, and wherever the pronouns "he" or "his" are used in the interests of brevity, they are intended to mean female employees as well.

                                   ARTICLE II

                               UNION RECOGNITION:

         A. The Employer recognizes the Union as the exclusive collective bargaining agent for the employees in the bargaining unit described above with reference to wages, hours and working conditions.

         B. The Employer shall recognize and deal with such representatives of the employees as the Union may elect or appoint and shall permit such representatives elected or appointed by the



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Union to visit its Hampstead Distribution Centers and Hampstead NTS at any time during working hours in accordance with existing rules.

         C. The Employer agrees to make available to the Union such payroll and production records as the Union may reasonably require as the collective bargaining agent and/or contracting party hereunder.

                                   ARTICLE III

                                 UNION SECURITY:

         A. In the manner and to the extent permitted by law, membership in the Union on completion of the trial period of each employee or on and after the 30th day following execution of this Agreement, whichever is later, shall be required as a condition of continued employment of each employee. In the event that the trial period is less than thirty (30) days, membership in the Union shall not be required until thirty (30) days after the date of employment. All employees who are now members or hereafter become members of the Union shall, as a condition of continued employment, remain members in good standing during the term of this Agreement.

         B. Trial Period: Hampstead Distribution Centers and Hampstead NTS; all new experienced employees shall have a trial period of two (2) weeks. All new inexperienced employees shall have a trial period of ninety (90) days.

         It is agreed that the Employer shall pay to an employee who has completed his probationary period indicated in the collective bargaining agreement at least twenty-five (25) cents an hour above the then existing Federal or State minimum wage, whichever is higher. This provision is not to substitute for or supersede higher straight-time hourly rates and incentive base rates, if any exist.




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                                   ARTICLE IV

A. WAGES:

   1. Effective March 1, 2006, the Employer shall grant a wage increase of fifty cents ($0.50) per hour to all employees in the bargaining unit.

   2. Effective March 1, 2007, the Employer shall grant a wage increase of fifty cents ($0.50) per hour to all employees in the bargaining unit.

   3. Effective March 1, 2008, the Employer shall grant a wage increase of fifty cents ($0.50) per hour to all employees in the bargaining unit.

   4. If an employee is temporarily transferred from one job to another at the request of the Employer, he shall, while working on the job to which he has been transferred, be paid (a) if an hourly paid employee, his regular hourly straight-time rate of pay prevailing at the time of the transfer or the hourly straight-time rate of the job to which he is transferred, whichever shall be higher; or (b) if an incentive paid employee, his regular straight time hourly incentive rate(1) or regular straight-time hourly rate for the job to which he is transferred, whichever shall be higher.

   5. For all employees hired on and after March 1, 2006, the minimum starting rate shall be $9.00 per hour.

B. INCENTIVE PLAN:

   1. During the term of this Agreement, the Employer will maintain an incentive earnings plan based on standard times for each position in the Distribution Centers which involves repetitive job tasks directly relating to the flow of merchandise within a


--------------------
(1) An incentive employee's regular straight-time hourly incentive rate is the employee's average straight-time hourly earnings for the first twenty-six weeks of each year, effective the pay period including August 1 of that year, and the second twenty-six (26) weeks of the year, effective the pay period including February 1 of the subsequent year.


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          Distribution Centers. The Employer will set rates using a time study based upon fair and equitable accepted industrial engineering methods. Incentive rates will allow a reasonably experienced and reasonably skilled employee working with good effort and following the prescribed methods to earn a bonus above the employee's regular straight time hourly pay for the employee's performance of his job. The Employer will continue its present incentive plan until any modifications are made as a result of the time study specified in this Article.

   2. The Employer will maintain written job methods for all jobs to which an incentive earning plan applies, and job standards will be established according to the method described in this Article. The Employer may use a qualified industrial engineer to establish job standards and to document changes in methods, materials or equipment which may result in an adjustment to the job standards.

   3. The Union reserves the right to have a Union time study engineer review new or changed job standards as they relate to incentive rates when the Employer makes such changes, or if the department average is regularly below standard. The study will be paid for by the Union. The study will be conducted at a mutually agreed upon time which will not interfere with the Employer's operations. Upon the Union's request, the parties and/or the parties' respective time study engineers will discuss any job standards the Employer has set for incentive earnings plan positions, but the Union waives any right to grieve or otherwise challenge the terms of the incentive earnings plan maintained by the Employer.

   4. The Employer and the Union agree that a new operation, changed operation or different machinery may temporarily affect an Employee's earnings while in the



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          process of learning and adjusting thereto. The Employer, therefore, agrees that in the absence of a retraining incentive, to pay an Employee thus affected his regular straight time hourly incentive rate until a new incentive rate is fixed in accordance with provisions of this Article, if the job will have an incentive rate assigned to it. In the alternative, the Employer may use a retraining incentive which shall be so fixed as to enable the Employee reasonably to maintain his regular straight time hourly incentive rate while in the process of learning and adjusting to the new operation, changed operation or different machinery.

                                    ARTICLE V

                                 REPORTING PAY:

         Employees who report for work at their regular starting time, or at such hour designated by the Employer, shall be paid their regular straight-time hourly incentive rate, or regular straight-time hourly rate of pay, whichever is applicable, for all work performed between the hour they report for work and the hour that they are dismissed, but in no event shall they be paid less than six
(6) hours, or four (4) hours on Saturday. This clause shall not apply in the event of power failure, fire, or other cause over which the Employer has no control. In the case of the first five (5) hours of call in pay, failure of other employees to report for work shall be considered cause over which the Employer has no control only if an emergency arises which it could not foresee and it had taken adequate steps to train and provide relief workers. Excessive absenteeism shall relieve the Employer of the obligation to pay the sixth hour of call in pay.







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                                   ARTICLE VI

                                 HOURS OF WORK:

         1. Regular Work Week: The regular hours of work for all employees may be eight (8) consecutive hours in any one day, from Monday to Friday inclusive. The time when work shall begin and end each day shall be agreed upon by the Employer and the Union.

         2. Overtime: Time and one-half shall be paid for all work outside the regular daily hours. As long as the regular work week shall be from Monday to Friday inclusive, time and one-half shall be paid for all work performed on Saturdays and double time for work performed on Sunday irrespective of the number of hours worked during the week. Hours paid at an overtime or premium rate (E.G., double time for Sunday work) shall not be duplicated or pyramided; that is, the overtime and/or premium rate shall only be paid once for the same hours.

         In the event the Employer deems it necessary for business reasons to institute a multi-shift operation during the regular work week Monday through Friday, inclusive, it will give the Union no less than thirty (30) days notice of such intention, and the parties shall meet promptly for the purpose of negotiating a shift premium(s).

         3. In the event the Employer deems it necessary for business reasons to adopt a seven day operation, Saturday and/or Sunday will become part of a regular five day work week for those employees scheduled regularly to work either or both of those days and Saturday and Sunday premium pay will not be applicable to those employees so scheduled.

         It is further understood, however, that premium pay of time and one-half for Saturday work and double time for Sunday work, whichever is appropriate, will continue to be applicable to those employees for whom Saturday or Sunday work constitutes a sixth or seventh consecutive work day.

         4. No work shall be performed on a designated holiday except by mutual agreement of the parties, and, if agreed upon, at double time. Overtime pay for work on a designated holiday shall


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be in addition to holiday pay to which the employee is entitled pursuant to the provisions hereinafter set forth in HOLIDAYS, Article IX, Sections B1 or B2, which is applicable.

         5. Notice of Overtime: The Employer agrees to give reasonable notice to the employees and the appropriate union shop committee representative when overtime is to be worked. The Employer will not require overtime until it has made reasonable efforts, in conjunction with the Union Shop Committee, to encourage voluntary overtime first. In the event the parties fail to fill overtime needs with volunteers, no employee will be forced to work overtime more than three (3) consecutive days in a work week.

                                   ARTICLE VII

                   EQUIPMENT BREAKDOWN TIME AND WAITING TIME:

         An employee paid on an incentive basis who is required to wait for work due to equipment breakdown beyond his control shall be compensated at his straight-time hourly incentive rate for all such waiting time in excess of fifteen (15) minutes per day. An employee paid on an incentive basis who is required to wait for work due to a cause beyond his control other than for equipment breakdown shall be compensated at his straight-time hourly incentive rate for all such waiting time in excess of thirty (30) minutes per day. However, in no event will the combined unpaid equipment down time and waiting time exceed thirty (30) minutes per day. Any employee who finds it necessary to wait for work shall, on each separate occasion, notify his immediate supervisor both at the beginning and end of such waiting period. Payment for waiting time shall cover only such time as follows such notification. The Employer may transfer such employees to other equipment during equipment down time, in the same department or to another department if the employee is qualified to perform the required work, and the employee will be paid his straight-time hourly incentive rate.



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                                  ARTICLE VIII

                                   VACATIONS:

         A.  Hampstead Distribution Centers and NTS:

         1. Vacation Period: It is mutually agreed that eligible employees shall accrue vacation according to the following schedule:

         COMPLETED YEARS OF SERVICE            VACATION ENTITLEMENT
         --------------------------            --------------------

         One year but less than  two (2)       One week's vacation with pay

         Two years but less than three (3)     Two week's vacation with pay

         Three years but less than twenty(20)  Three week's vacation with pay

         Twenty years but less than twenty-    Four week's vacation with pay
         five (25)

         Twenty-five years or more             Five (5) week's vacation with pay

The pay for each vacation day will be calculated in the same manner as the pay for a holiday is calculated pursuant to Article IX, Section B.

         2. Individual employees may bid for an available week(s) in order of seniority or such other rational system as mutually agreed to with the Union. If mutually agreed to with the Union, an employee may elect to work during the employee's week(s) of vacation at straight time in addition to vacation pay.

         3. All scheduled vacations are subject to approval of the Employer based upon business needs.

         4. Where a dispute arises between two (2) or more employees seeking to schedule the same vacation period, preference shall be determined by order of seniority.




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         B.  General Vacation Conditions:

         1. An employee who has been in the employ of the Employer a sufficient length of time to have earned a paid vacation as herein set forth but whose employment has been terminated because of business shall be entitled to vacation pay pro-rated as of the date of termination of employment.

         2. Vacation pay for weekly vacations shall be paid on the pay day immediately preceding the applicable vacation period.

         3. Where an employee has been regularly scheduled to work less than the regular work week for his operation, the work eligibility and vacation pay for such employee shall be adjusted pro-rata.

         4. Retired and Permanently Disabled Employees: Employees who retire or receive Federal Old Age Social Security Retirement Benefits, or become totally and permanently disabled so as to become eligible for and subsequently receive disability insurance benefits pursuant to the Social Security Act, as amended, shall receive pro-rata vacation pay for any untaken vacation for which they were eligible. The vacation pay herein provided shall be paid upon presentation to the Employer of proof of retirement or the Certificate of Award issued by the Social Security Administration, as appropriate.

         5. Employees may take vacation time in one (1) day increments subject to:

                  a. Mutual agreement between the employee and his supervisor on the vacation day to be taken, provided the employee requests the vacation day at least one full week in advance. The Company's agreement will not be unreasonably withheld.




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                  b. Where more than one (1) employee seeks to take the same vacation day off, the Company shall have the right to limit the number of employees permitted off in order not to interfere with the production process.

                  c. Where more than one employee seeks the same vacation day off and production requirements will not so permit, the choice shall be made by seniority.

         6. Subject to the provisions of this Article, the Employer will determine how many employees may be spared for vacation purposes at a given time in each job classification and shift. Further, effective with calendar year 2007, at the beginning of each calendar year, a minimum number of vacation weeks in each major job classification will be established which shall be selected by employees on a seniority basis.

         7. Vacation time is scheduled to begin as of the last day of an employee's regularly scheduled workweek.


                                   ARTICLE IX

                                    HOLIDAYS:

         A.  1. All employees shall be entitled to the following eleven
(11) holidays with pay subject to paragraph E:

         New Years Day; National Observance of Martin Luther King, Jr.'s
Birthday;

         Good Friday; Easter Monday; Memorial Day; Independence Day; Labor Day;

         Thanksgiving Day; Friday After Thanksgiving Day; Last Weekday Prior to Christmas Day; Christmas Day.

         The Employer and the Union may substitute two other holidays for those listed above, by mutual agreement.




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         Should any of the above holidays fall on Saturday, the holiday will be observed on Friday if the Saturday is not a scheduled work day. Should any of the above holidays fall on Sunday, Monday shall be considered the holiday.

         2. In the event of back-to-back paid holidays, if an employee is absent without reasonable excuse, either the day before or the day after the paid holiday, he shall lose only one holiday's pay.

         B.  The pay for each holiday shall be:

             1. For employees of the Hampstead Distribution Centers who are regularly scheduled to work forty (40) or more hours per week, eight (8) times their regular straight-time hourly incentive rate or regular straight-time hourly rate of pay, whichever is applicable. For employees of the Hampstead Distribution Centers who are regularly scheduled to work less than eight (8) hours daily, their regular straight-time hourly incentive rate or regular straight time hourly rate of pay, whichever is applicable, times the daily hours they are regularly scheduled to work.

             2. For Hampstead NTS employees, eight (8) times the employee's then current straight-time hourly rate of pay.

         C. Any employee who, without reasonable excuse, is absent from work or who does not work all his scheduled hours on the work day before or the work day after a holiday shall not be entitled to holiday pay. Reasonable excuse shall be limited to the following:

             1. Illness of the employee;

             2. Death in the immediate family of the employee;

             3. Lack of work for the employee.

         D. Notwithstanding the provisions of this Article IX, it is understood that holiday pay shall not be paid to any employees of the Employer's Hampstead Distribution Centers or Hampstead



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NTS, whichever is applicable, if such operation is shutdown for five (5)
consecutive weeks as follows:

             1. The entire two (2) weeks immediately preceding the week in which such paid holiday occurs; and

             2. The entire week during which such paid holiday occurs; and

             3. The entire two (2) weeks immediately following the week in which such paid holiday occurs.

         E. Trial Period, Intervening Holidays: If a holiday falls within the initial trial period, the employee shall receive his holiday pay on the first full pay period following the successful completion of the trial period. If the employee does not complete the initial trial period for any reason, no holiday pay is payable. This paragraph shall not apply to employees who have completed their initial trial period with any employer in contractual relations with the Union.

                                    ARTICLE X

                                BEREAVEMENT PAY:

         A. An employee who has been on the payroll of the Employer for six (6) months or more shall be granted bereavement pay in the event of a death in his immediate family.

         B. The immediate family is defined as father, mother, sister, brother, spouse, children, mother-in-law, father-in-law, brother-in-law, daughter-in-law, son-in-law, grandmother, grandfather and grandchildren.

         C. Bereavement pay shall be paid for the day before, the day of and the day following the funeral when these days fall on days the employee would otherwise have worked. In the event that the death occurs outside the United States and notice thereof does not reach the employee until after the funeral, bereavement pay shall be paid for the three (3) days following receipt of notice provided that such days are days on which the employee would otherwise have worked.


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         D.  For each day of bereavement leave, pay shall be calculated for
Hampstead Distribution Centers employees scheduled to work forty (40) hours per week at the rate of eight (8) times the employee's regular straight-time hourly incentive rate if an incentive paid employee, or eight (8) times the employee's regular straight-time hourly rate if paid on that basis. Distribution Center employees scheduled to work less than eight (8) hours daily shall for each day of bereavement leave receive their regular straight-time hourly incentive rate or regular straight-time hourly rate of pay, whichever is applicable, times the daily hours they are regularly scheduled to work. Hampstead NTS employees shall receive eight (8) times their regular straight-time hourly rate of pay for each day of bereavement leave.

         E. No bereavement pay will be granted unless the employee notifies the Employer and requests leave. At its discretion, the Employer may require evidence of death and kinship.

                                   ARTICLE XI

                             EQUAL DIVISION OF WORK:

         During any slack season or whenever there is insufficient work, the available work shall be divided, insofar as is practicable, equally among all regular employees of the Employer in order that continuity of employment may be maintained unless the Employer and the Union shall mutually agree upon a lay-off and the conditions applicable thereto.

         It is understood that this clause has been mutually interpreted to provide for seniority of the employee as the basis for layoff.

                                   ARTICLE XII

                         PAYMENT OF WAGES AND CHECKOFF:

         A. The Employer agrees to pay its employees on a prescribed day in each week.

         B. The Employer shall deduct from the wages of its employees upon written authorization of the employees, union dues, initiation fees and assessments. The amounts deducted

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pursuant to such authorization shall be transmitted at intervals to the properly designated official of the Union, together with a list of names of the employees from whom the deductions were made on forms to be provided by the Union. Sums deducted by the Employer as union dues, initiation fees or assessments shall be kept separate and apart from general funds of the Employer and shall be deemed trust funds. The above mentioned monies are to be paid to the UNITE HERE Mid-Atlantic Regional Joint Board, UNITE, immediately after it is collected at least once a month.

                                  ARTICLE XIII

                                   INSURANCE:

         The Employer will continue its participation in the UNITE HERE National Health Fund by continuing to make contributions at the rate of 25.69% of the gross wages payable for the preceding pay period for all employees who have completed their trial period (as defined in Article III.B of this Agreement).

         The Employer's obligation to make contributions to the UNITE HERE National Health Fund shall not be increased from the amount set forth above, other than through formal written amendment of this Agreement or with the Employer's written consent.

                                   ARTICLE XIV

                                     PENSION

         The monthly benefit under the pension plan shall be increased to $10.25 for the year of benefit service during the period from March 1, 2006 through February 28, 2007; be increased to $11.25 for the year of benefit service during the period from March 1, 2007 through February 29, 2008; and be increased to $12.25 for each year of benefit service subsequent to March 1, 2008.




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                                   ARTICLE XV

                            HEALTH AND WELFARE FUND:

         The Employer agrees to contribute sums of money equal to two (2) percent of its payroll to the to be used to provide health and welfare benefits to the members. The terms and provisions of Exhibit I attached hereto being specifically incorporated herein by reference.

         The Employer's obligation to make contributions to the Mid-Atlantic Regional Joint Board Health and Welfare Fund shall not be increased from the amount set forth above, other than through formal written amendment of this Agreement or with the Employer's written consent.

                                   ARTICLE XVI

                                MILITARY SERVICE:

         In the event that an employee enlists or is conscripted into the Armed Forces of the United States of America or is called into service as a member of the National Guard or Army, Navy, Air Force or Marine Corps Reserves, he shall, upon discharge from service be reinstated with all his rights and privileges enjoyed by him at the time he entered service; provided, that he shall request reinstatement within the period fixed by law and provided that the Employer shall have the right to discharge any person whom it hired by reason of the entry into military service of the person to be reinstated.

                                  ARTICLE XVII

                           DISCHARGES AND DISCIPLINE:

         A. No employee covered by this Agreement shall be discharged without just cause. The Union shall present all complaints of discharge without just cause to the Employer within seven (7) days after the discharge. If the complaint cannot be adjusted by mutual consent, it shall be submitted to the Arbitrator hereinafter designated in this Agreement for determination pursuant to the procedure provided. The Arbitrator shall issue his decision and award within seven (7) days from



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the conclusion of the hearing of the discharge in dispute. If the Arbitrator finds that the employee was discharged without just cause, he shall order reinstatement and may require the payment of back pay in such amount as, in his judgment, the circumstances warrant. This paragraph shall not apply to an employee during his trial period.

         B. In the manner and to the extent permitted by law, it shall not be a violation of this Agreement nor grounds for discharge, discipline or permanent replacement for employees covered by this Agreement to refuse voluntarily to cross a lawful picket line.

                                  ARTICLE XVIII

                      GRIEVANCE AND ARBITRATION PROCEDURE:

         A. Any complaint, grievance or dispute arising under, out of or relating directly or indirectly to the provisions of this Agreement between the Union or any employees and the Employer, or the interpretation or performance thereof, shall, in the first instance be taken up for adjustment by a representative of the Union and a representative of the Employer. Any and all matters in dispute, including a dispute concerning the interpretation or application of the arbitration provision, which have not been adjusted pursuant to the procedure therein provided shall be referred for arbitration and final determination to the Arbitrator herein designated, and his decision or award shall be final, conclusive and binding on all parties; and the parties hereby stipulate and consent that the Arbitrator may make findings, decisions and awards which may be enforced by appropriate judgment thereon to be entered in a Court of Law or Equity.

         Any grievance which is submitted to arbitration shall be heard by one of the members of a panel of three arbitrators, who shall be Jerome H. Ross, Charles Feigenbaum, and Joseph M. Sharnoff. These arbitrators shall hear grievances on a rotating basis in the order set forth above, provided that if the arbitrator whose turn it is to hear a grievance cannot meet the timetable set forth herein, the next available arbitrator shall hear the case and the rotation shall continue from there. If


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none of the arbitrators can hear the case within said timetable, then the arbitrator who can hear it first will be utilized and the rotation will continue from there.

         Hearings shall be held no later than fifteen calendar days after the arbitrator has received his assignment at a place mutually agreeable to the Union and the Company. The hearing shall be conducted by the arbitrator in whatever manner will most expeditiously permit the full presentation of all evidence and arguments for both parties, provided, however, that the parties shall have the right to file written briefs with the arbitrator within seven calendar days following the closing of the hearing record.

         The award of the arbitrator shall be rendered no later than ten calendar days from the day the hearing concluded or the briefs are submitted unless an extension of time is mutually agreed upon by the parties. A lengthy opinion shall not be requested or required from the arbitrator. Rather, the arbitrator is instructed to issue an award and a summary statement of no more than five pages which briefly sets forth the basis for the award. The parties may request the arbitrator to notify them of his award by telephone after the award has been mailed.

         The decision of the arbitrator shall be limited to the matter presented to him; he shall have no authority to amend, alter or change any provision of this Agreement. The decision of the arbitrator shall be final and conclusive on the Company, the Union and the employee(s) involved. The arbitrator's fees and expenses shall be borne equally by the Union and the Company.

         Except as expressly provided otherwise in the Agreement, with respect to any dispute subject to arbitration or any claim, demand, or act arising under the Agreement which is subject to arbitration, the procedure established in this Agreement for the adjustment thereof shall be the exclusive means for its determination. No proceeding or action in a court of law or equity or administrative tribunal shall be initiated with respect thereto other than to compel arbitration or to


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enforce, modify, or vacate an award. This paragraph shall constitute a complete defense to or ground for a stay of an action instituted contrary hereto.

                                   ARTICLE XIX

                                  CIVIL RIGHTS:

         1. The Employer and the Union shall not discriminate nor perpetuate the effect of past discrimination, if any, against any employee or applicants for employment on account of race, color, religion, creed, sex, or national origin. This clause shall be interpreted broadly to be co-extensive with all federal, state or local anti-discrimination laws and where available, judicial interpretations thereof.

         2. Upon the request of either party, representatives of the Employer and the Union shall meet to review compliance with this provision and to mutually agree upon such steps as are necessary to achieve compliance.

                                   ARTICLE XX

                        STRIKES, STOPPAGES AND LOCKOUTS:

         A. This Agreement provides for an orderly adjustment of differences. Strikes, stoppages, and lockouts are therefore prohibited. If a strike, stoppage or lockout shall occur then the parties agree that any remedy sought by either party arising from such act shall be resolved through the medium of the arbitration machinery and the aggrieved party shall have the right to demand an immediate hearing on twenty-four (24) hours notice before the Arbitrator.

         B. In the event either party fails to comply with the decision or award of the Arbitrator within ten (10) days after service of a copy thereof, the other party shall be free to call a strike, stoppage or lockout as the case may be, unless the failure to comply is the result of a suit filed by either party in the U.S. District Court for the District of Maryland within ten (10) days from the date of receipt of the Award seeking to set aside or modify the award.

                                   ARTICLE XXI

                                LEAVE OF ABSENCE:

         A. Leave of absence shall be granted an employee upon request if the employee is ill or a member of his immediate family is seriously ill. Illness shall be certified by a doctor's certificate. Leave on account of illness shall include leave of absence in maternity cases. Leave of absence shall be for an initial period of not more than one (1) month. In the event of a leave of absence for personal illness including maternity, the leave of absence may be extended to an additional period of one (1) month each up to a total of one (1) year unless the employee was employed for less than six (6) months. In the event of a leave of absence because of serious illness in the employee's immediate family, the initial leave and extension shall not extend for more than three months unless mutually agreed otherwise. Such employee shall upon return to work from such leave be reinstated to his previous job. In the case where a job or operation has been abolished during employee's absence such provision shall apply to re-employment as would have applied had such employee been at work at the time the job or operation was abolished.

         B. Leaves of absence shall be granted for justifiable personal reasons. The Employer may limit the number of leaves for personal reasons granted at any given time to avoid an unreasonable effect on the Employer's ability to operate. Such leaves may be limited to an initial period of two (2) weeks with extensions granted by mutual agreement.

         C. An employee who becomes a paid officer of the Union shall be entitled to a leave of absence for the term of his office.

         D.  FAMILY AND MEDICAL LEAVE  PURSUANT TO THE FMLA ACT:

         1. An employee who has been employed by the Employer for at least twelve (12) months (and who has worked at least 1,250 hours during the twelve
(12) months immediately preceding the employee's request for leave under the paragraph) shall be entitled to at least twelve

(12) weeks of unpaid Family Leave, within any twelve (12) month period, without loss of seniority rights for the following reasons:

         a. For the birth or placement of a child for adoption or foster care; or

         b. To care for a spouse, child or parent with a serious health condition as such terms are defined by the Family and Medical Leave Act of 1993 ("FMLA"); or

         c. To take medical leave when the employee is unable to work because of the employee's own serious health condition as defined in the FMLA.

         2. An employee requesting Family Leave shall present satisfactory proof of the reason for such leave.

         3. Family Leave may be taken on an intermittent basis under 1b) and c) above when there is a medical necessity for such intermittent leave as provided in the FMLA.

         4. Leave pursuant to FMLA shall be coordinated with any other leave of absence provided for in this Agreement. They shall not be cumulated, and one shall be offset against the other.

         E. Child Care Facilities: The Employer and the Union shall establish a local committee to study the availability of child care facilities.

                                  ARTICLE XXII

                            MORE FAVORABLE PRACTICES:

         Any custom or practice existing at the time of the execution of this Agreement more favorable to the employees than the provisions hereof shall be continued as heretofore. It is understood that this clause is to be mutually interpreted to provide that prior contrary past practices do not prevail over subsequently negotiated contract provisions.

                                  ARTICLE XXIII

                                   JURY DUTY:

         Hampstead Distribution Centers employees scheduled to work forty (40) hours per week and Hampstead NTS employees called for involuntary trial jury duty will be paid each day for the period of such jury duty the difference, if any, between the pay received for such jury duty and their regular straight-time hourly rate or straight-time hourly incentive rate, whichever is applicable, for up to eight (8) hours. Hampstead Distribution Centers employees called to such jury duty who are scheduled to work less than eight (8) hours daily shall receive for each day of jury duty the difference, if any, between the pay received for such jury service and their straight-time hourly rate or straight-time hourly incentive rate for the daily hours they are regularly scheduled to work. The employee shall present a receipt for the amount of jury duty pay received. An employee who receives a notice to serve as a juror must notify the Employer not later than the next work day.

                                  ARTICLE XXIV

                              TECHNOLOGICAL CHANGE:

         The parties hereto anticipate the possibility of technological change in the equipment of the Employer's Hampstead Distribution Centers and Hampstead NTS designed to improve productivity and efficiency.

         The Employer and the Union recognize that such change should not reduce the wages of the workers affected thereby or result in workers losing employment provided they are capable of being trained within a reasonable period of time to operate the new or modified equipment involved.

         In the interests of improving productivity and efficiency and at the same time protecting the earning opportunity and job security of the employee affected by technological change the parties hereto are agreed that:

         1.  The Employer shall give prior notice to the Union of such change.

         2. Rates for newly introduced or changed equipment shall be established by mutual agreement.

         3. Reasonable training periods for the new or modified equipment shall be established by mutual agreement.

         4. During any required training period, employees employed on the new or modified equipment shall be paid on the basis of wages earned plus the difference, if any, between the expected earnings under the newly established rates and their prior earnings.

         5. Where the new or changed equipment eliminates the need for an employee or employees or an employee employed on the new or modified equipment is unable after the agreed upon training period to perform the new or changed job satisfactorily, the employee or employees so affected shall not be terminated.

         Instead, if a job is available on a substantially equivalent operation with the opportunity for substantially equivalent earnings, the employee or employees may be transferred to such job or jobs. When so transferred, employees will receive a period of re-training equal to the normal training period for similarly experienced workers during which they will receive their former average hourly earnings.

         If there are no jobs available on a substantially equivalent operation with the opportunity for substantially equivalent earnings to which the affected employee or employees may transfer, they shall have the option to (a) accept any other available job and receive the normal training period on such job during which they will receive their former average hourly earnings or (b) they can leave the employee of the Employer voluntarily and receive severance pay in an amount mutually agreed to by the Employer and the Union.

         A displaced employee who at first elects to take an available job which does not provide substantially equivalent earning opportunity, at the completion of the normal training period may at that time elect to accept severance pay and voluntarily leave the employ of the Employer. In that event the employee's severance pay shall be reduced by any makeup pay paid the employee during his normal training period.

         In the event an employee elects to accept severance pay, he shall retain for one year his seniority and recall rights to his former job if such an opening becomes available.

                                   ARTICLE XXV

                                  SEPARABILITY:

         Should any part or provision of this Agreement be rendered or declared illegal by reasons of any existing or subsequently enacted legislation or by any decree of a court of competent jurisdiction or by the decision of any authorized government agency such invalidation of such part or provision shall not invalidate the remainder thereof. In such event, the parties agree to negotiate substitute provisions.

                                  ARTICLE XXVI

                 VOLUNTARY CHECKOFF FOR POLITICAL CONTRIBUTIONS:

         In the event that voluntary authorization to deduct voluntary political contributions weekly from an individual member's pay is signed, the Employer agrees to deduct the said amount and remit the said sum to the UNITE HERE TIP (Attention: Tom Snyder, 275 Seventh Avenue, New York, NY 1001). The Union shall reimburse the Employer for any expense incurred due to this provision.

                                  ARTICLE XXVII

                       SAFETY AND HEALTH STUDY COMMITTEE:

         A Safety and Health Study Committee composed of an equal number of Management members and Union members from the bargaining unit shall be established. It will meet regularly at dates, times, and place to be determined by the Employer after consultation with the Union. The employees shall be paid their established hourly straight-time rate of pay by the Employer while attending such meetings.

                                 ARTICLE XXVIII

                                 FEDERAL FUNDS:

         The Union shall cooperate with the Employer to facilitate the availability of federal funds for training programs.

                                  ARTICLE XXIX

                                  SUB PROGRAM:

         Should the employees agree to purchase additional insurance coverage provided by the Amalgamated Life Insurance Company, the Employer shall check off the employees' cost of the program, upon presentation of proper authorization, and pay the same over to the Amalgamated Life Insurance Company as required by the contract between the employees and the Amalgamated Life Insurance Company.

                                   ARTICLE XXX

                             ORGANIZATIONAL HIRING:

         The Employer agrees that it will hire employees who have been discharged from other employers during an organizing campaign conducted by the Union. The Employer is not required by this Section to hire an employee who is not qualified to perform the job that is being applied for. The Employer is not required to employ such applicants if it does not have jobs available. Any employee hired under this Section is subject to the Employer's regular probationary period for new employees.

         The Employer is not required to unlawfully give preference to employees applying under this section.

         The Union will hold the Employer harmless for any liability, included but not limited to attorney's fees imposed by enforcement of this clause.

                                  ARTICLE XXXI

                          PERSONAL DAYS OFF WITHOUT PAY

         In the administration of the Employer's Absence and Lateness Policy, the parties are agreed that:

         1) Starting from March 1, 2003, employees who have a perfect attendance record for six (6) consecutive months under the criteria set forth in the Attendance and Lateness Policy will be entitled to one (1) personal day off without pay to be taken within the next consecutive six (6) months.

         EXAMPLE: Those employees who have perfect attendance records measured by the six (6) consecutive months ending August 31, 2003 will thereafter be entitled to one (1) personal day off without pay to be taken within the next consecutive six (6) months, without that time off being counted as an occurrence.

         2) Personal days off shall be scheduled by mutual agreement between the employee so entitled and his/her immediate supervisor. The Employer's agreement shall not be unreasonably withheld.

         3) The Employer shall have the right to limit the number of employees who chose to take the same day as a personal day off when granting such requests would interfere with production needs. In the event that only a certain number of employees may be permitted to take the same personal day off, the choice shall be decided by seniority.

         4) Personal days off may not be cumulated and no more than two (2) personal days off may be taken in any one contract year.

                                  ARTICLE XXXII

                                MANAGEMENT RIGHTS

         A. Except as expressly and specifically limited elsewhere in this Agreement, the Employer reserves and retains any and all management rights previously vested in or exercised by the Employer. Such rights of management include, but are not limited to: control over all matters concerning the operation, management and administration of its business; to plan, direct, control, increase, decrease or diminish operations in whole or in part; to determine the locations of its facilities or any parts thereof and to relocate same; to determine services to be rendered; to subcontract work or functions, in whole or in part; to transfer work among facilities; to discontinue or introduce new or improved methods, techniques, processes, or equipment; to suspend, discipline or discharge employees for just cause, or to layoff employees for lack of work or for other causes; to separate trial period or probationary employees during their trial/probationary period without recourse; to change the work schedule and/or the work week; to determine when and whether overtime shall be worked; the direction, instruction and control of employees including, but not limited to, the determination of the qualifications and abilities of the employees to perform the work in a satisfactory manner; to determine the qualifications and skills required for each classification and the qualifications and standards necessary for any of the jobs it may have or may create in the future and whether such standards and levels are being met; to determine the number of employees it shall employ at any one time, the number assigned to any particular classification and the policies affecting the selection and training of new employees; to select, hire, layoff, reclassify, promote or transfer employees; to determine job content and to create new job classifications or to revise the content of existing jobs; to establish performance standards; to determine the hours of work, the starting and quitting times, and the processes, methods and procedures to be employed; to adopt and from time to time modify, rescind, or change and to enforce reasonable rules, including rules of conduct and safety rules, for the orderly conduct of its operations, including to impose discipline, up to and including discharge, for violation thereof; and to perform all other functions inherent in the administration and/or management of the business.

         B. The Employer has and shall retain the right to move, sell, close, or liquidate the facilities or operations covered by this Agreement, in whole or in part, and to separate its employees in connection with said moving, selling, closing, or liquidation of these facilities or any portion thereof; however, in the event the Employer decides to do so, it will negotiate with the Union concerning the effects thereof upon the employees. It is fully understood and agreed that the decision to move, sell, close or liquidate shall rest solely with the Employer and its obligation shall be limited to advising the Union concerning such decision and negotiating with the Union over the effects thereof on the employees.

         C. It is expressly understood and agreed that the rights of management set forth in this Article shall not be subject to impairment by an arbitration award under any provision of this Agreement, and that the Union waives any right it may have to bargain over the exercise of these rights during the term of this Agreement. Notwithstanding the foregoing, the Union may grieve whether a right of management is expressly and specifically limited in this Agreement. The Employer agrees, upon the Union's request, to meet and discuss with the Union any exercise of its Management Rights pursuant to this Article.

         D. The Employer shall have the right to engage in alcohol and drug testing of employees where required to do so by law or regulation.

                                 ARTICLE XXXIII

                             SUCCESSORS AND ASSIGNS:

         This Agreement shall be binding upon the parties hereto and thereafter upon any successor, purchaser, transferee, lessee or assignee of the Employer's Hampstead Distribution Centers and/or

Hampstead National Tailoring Service. The Employer shall give notice in writing of the existence of this Agreement to any successor, purchaser, transferee, lessee or assignee with a copy to the Union no later than the effective date of such purchase, sale, transfer, lessee or assignment.

                                  ARTICLE XXXIV

                               TERM OF AGREEMENT:

         This Agreement shall be effective upon the date hereof and shall remain in full force and effect until midnight February 28, 2009. It shall be automatically renewed from year to year thereafter unless on or before December 31, 2008, or December 31 of any year thereafter, notice in writing by certified mail is given by either the Employer or the Union to the other of its desire to propose changes in this Agreement or of intention to terminate the same, in either of which events this Agreement shall terminate upon the ensuing February 28 (or 29 in a Leap Year).

         IN WITNESS WHEREOF, the parties hereto have caused their signatures to be affixed effective the day and year hereinabove first written.


                                  THE JOSEPH A BANK MFG. CO., INC.


                                  By
                                    ---------------------------------






                                  UNITE HERE MID-ATLANTIC REGIONAL JOINT BOARD

                                  By
                                    ---------------------------------
                                    Harold L. Bock
                                    International Vice President and
                                    Regional Director

                                    EXHIBIT 1

SUPPLEMENTAL AGREEMENT dated as of March 1, 2006 by and between THE JOSEPH A. BANK MFG., CO., INC. (hereinafter called the "Employer") and the UNITE HERE MID-ATLANTIC REGIONAL JOINT BOARD (hereinafter called the "Union").

         WITNESSETH:

         The Employer and the Union have executed a Collective Bargaining Agreement wherein the Employer agreed to contribute 2% of its gross payroll to a fund to be used to provide medical benefits to employees, subject to such conditions as the Trustees may determine with reference to length of service in the clothing industry and length of payment by the Employer of contributions to the Fund. Subject to the provisions of Article XV of the Collective Bargaining Agreement, the Trustees shall have the right at any time and from time to time to modify, change, amend or terminate to any extent any or all of the terms or provisions of such plan and to make rules and regulations to carry out the provisions hereof.

         This SUPPLEMENTAL AGREEMENT, EXHIBIT I, is hereby made a part of the Collective Bargaining Agreement and shall run concurrent to the date of its expiration.

                                         THE JOSEPH A. BANK MFG. CO., INC.



                                         --------------------------------



                                         UNITE HERE MID-ATLANTIC REGIONAL JOINT
                                         BOARD



                                         -------------------------------

                                   APPENDIX A

Catalog Picker
Examiner
Finisher
Housekeeper
Maintenance
Marker
Mechanic
Monogrammer
New Store Stager
Operator
Operator-OHC
Operator-RSU
Operator-RSU-2nd
Packer
Packer-2nd
Picker Presser
Put Away Stocker
Returns Processor
Returns Stocker
Ripper
RSU Scanner
Shipper
Shipper & Receiver
Tailor
Truck Driver
Vendor Dock Worker
Vendor Receiver
Vendor Receiver-2nd